Exhibit 1

EXECUTION VERSION

SECURITIES PURCHASE AGREEMENT

By and Among

SKILLGREAT LIMITED

And

Mr. DONG YU

And

PEAK REINSURANCE COMPANY LIMITED

And

FIDELIDADE-COMPANHIA DE SEGUROS, S.A.

Dated as of October 12, 2015

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 12, 2015 by and among:

(1)                                 Peak Reinsurance Company Limited (“PeakRe”), a company duly incorporated and existing under the laws of Hong Kong;

(2)                                 Fidelidade-Companhia de Seguros, S.A. (“Fidelidade” together with “PeakRe,” the “Sellers”), a company duly incorporated and existing under the laws of Portugal;

(3)                                 Mr. Dong Yu, an individual and the chairman (the “Chairman”) of the Company (as defined below); and

(4)                                 Skillgreat Limited (the “Purchaser”), a company duly incorporated and existing under the laws of the British Virgin Islands.

Each of the Purchaser, the Chairman and the Sellers is hereinafter referred to as a “Party” and collectively the “Parties”.

RECITALS

A.  As set forth in Schedule I of this Agreement, each Seller owns of record and beneficially certain number of ordinary shares with par value US$0.0005 per share (the “Ordinary Share”) issued by Bona Film Group Limited (the “Company”), a company duly incorporated and existing under the laws of the Cayman Islands, and/or American Depositary Shares (“ADSs”), as evidenced by American Depository Receipts (“ADRs”) issued by Deutsche Bank Trust Company Americas (the “Depositary”), each two of which represent one Ordinary Share of the Company. The ADSs are traded on NASDAQ under the symbol BONA.

B.    Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Purchaser agrees to purchase from each Seller, and each Seller agrees to sell to the Purchaser, that number of Ordinary Shares and/or ADSs set forth opposite such Seller’s name on Schedule I attached hereto (the “Securities”), at a price of US$13.70 per ADS or US$27.4 per Ordinary Share.

C.  The Purchaser is wholly owned by the Chairman. Each of the Purchaser and the Chairman is subject to the Company’s code of business conduct and ethics and the policies prohibiting insider trading (the “Policies”), pursuant to which the Purchaser and the Chairman are required not to purchase or sell any securities of the Company while in possession of material, non-public information relating to the Company, its ADSs or other securities (the “Material Information”) or during certain periods as specified in such Policies (the “Blackout Periods”), unless a waiver has been granted by the board of directors of the Company (the “Board”) or the appropriate committee of the Board (the “Trading Waiver”).

D.  Each Seller is controlled by Fosun International Limited (“Fosun”).

E.   The Purchaser and the Chairman intend to finance the Purchaser’s purchase of Securities through borrowings and expect to pledge, encumber or grant a lien on all or part of the Securities and certain other Ordinary Shares or ADSs owned by them as collateral (the “Pledged Securities”) or any interest therein for such borrowings (the “Purchaser Financing Transactions”).

F.   Pursuant to a certain consortium agreement dated June 12, 2015 by and among the Purchaser, the Chairman and certain other parties (the “Consortium Agreement”), each Party of this Agreement is subject to certain restrictions on the acquisition and disposal of any Ordinary Shares and/or ADSs including, directly or indirectly, to sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of an interest in any Ordinary Shares and/or ADSs, which restrictions may be applicable to the transaction contemplated hereunder and the Purchaser Financing Transactions, including without limitation Section 4.1(b) of the Consortium Agreement (the “Restriction”). In addition to the consent set forth in Section 6.4 of this Agreement, a wavier with respect to the Restriction, the form of which is attached in Appendix A hereto, has been granted by certain parties of the Consortium Agreement to consent to the transaction contemplated hereunder and the Purchaser Financing Transactions on or before the date of this Agreement (the “Restriction Waiver”).

AGREEMENT

The Parties hereby agree as follows:

1.                 Purchase and Sale of Securities.

Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to, and the Chairman agrees to cause the Purchaser to, purchase from each Seller, the Securities, free and clear of any and all encumbrances (save as otherwise noted in Section 3.1.2 below), at a purchase price set forth opposite each Seller’s name on Schedule I attached hereto (the “Purchase Price”).

2.                 Closing. Subject to satisfaction or waiver of all conditions set forth in Sections 4 and 5, the closing of the purchase and sale of the Securities (the “Closing”) shall take place at the Hong Kong office of Reed Smith Richards Butler on or prior to October 30, 2015 (the “Long Stop Date”), or at such other time and place as the Purchaser and the Sellers shall agree in writing. The date of the Closing is hereinafter referred to as the “Closing Date”.

2.1          Delivery. Subject to the terms and conditions of this Agreement, at the Closing,

(a) with respect to the sale of the Ordinary Shares set forth opposite Fidelidade’s name on Schedule I, Fidelidade shall deliver to the Purchaser:

(i)      a signed instrument of transfer in the form attached hereto as Schedule II (an “Instrument of Transfer”) for the Ordinary Shares, duly executed by Fidelidade; and

(ii)     the share certificate issued by the Company in respect of the Ordinary Shares to be sold hereunder;

(b) with respect to the sale of ADSs set forth opposite PeakRe’s name on Schedule I, PeakRe shall deliver a copy of duly signed transfer instrument and/or such other documents as may be reasonably required by the brokers (and/or other relevant third party intermediaries) of PeakRe and the Purchaser to transfer and deliver such ADSs to a securities account as designated by the Purchaser identifying the Purchaser as transferee, provided that the relevant information of the securities account as designated by the Purchaser shall be provided by the Purchaser to each Seller at least three (3) business days prior to the Closing Date; and

(c) with respect to the sale of ADSs set forth opposite Fidelidade’s name on Schedule I, Fidelidade shall deliver a copy of duly signed transfer instrument and/or such other documents as may be reasonably required by the brokers (and/or other relevant third party intermediaries) of Fidelidade and the Purchaser to transfer and deliver such ADSs to a securities account as designated by the Purchaser identifying the Purchaser as transferee, provided that the relevant information of the securities account as designated by the Purchaser shall be provided by the Purchaser to each Seller at least three (3) business days prior to the Closing Date.

2.2          Payment of the Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, the respective portion of the Purchase Price payable to each Seller shall be paid by the Purchaser by wire transfer of immediately available funds to the bank account of each Seller, provided that the wiring instruction shall be provided by each Seller to the Purchaser at least three (3) business days prior to the Closing Date.

2.3          Simultaneous Actions on the Closing Date. The Purchaser shall not be obligated to complete the sale and purchase of any Securities unless each Seller complies with all of its obligations under this Section 2 and the sale and purchase of all of the Securities owned by such Seller is completed simultaneously. Likewise, each Seller shall not be obligated to complete the sale and purchase of any Securities unless the Purchaser complies with all of its obligations under this Section 2 and the sale and purchase of all of the Securities owned by such Seller is completed simultaneously.

2.4          Taxes. Each Party hereto shall be responsible for the payment of taxes of any nature that is required by applicable law to be paid by it arising out of the transactions contemplated by this Agreement, and shall make all payments of such taxes in accordance with applicable laws.

3.                 Representation and Warranties.

3.1          Representation and Warranties of the Seller. Each Seller hereby, severally and not jointly, represents and warrants to the Purchaser, as of the date hereof and the Closing Date, as follows:

3.1.1       Such Seller has been duly organized and is validly existing as a company in good standing under the laws of its jurisdiction of organization.

3.1.2       Such Seller is the legal and beneficial owner of the Securities set forth opposite such Seller’s name on Schedule I. Such Seller has the right to transfer the full legal and beneficial interest in the Securities it owns to the Purchaser free from all encumbrances, including without limitation any pledge, claim, mortgage, security, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, judicial freezing order or non-disposal order or other form of attachment or restriction on sale issued by any judicial, government or regulatory body, and without the consent of any third party (“Encumbrances”); provided that, for the avoidance of doubt, upon the sale and transfer of the Securities to the Purchaser as contemplated by this Agreement, it is understood and acknowledged the Securities will be subject to such Encumbrances as set forth in the Consortium Agreement, the articles and other charter documents of Bona Firm and applicable laws. The Securities owned by such Seller have been duly authorized and validly issued, fully paid and non-assessable, issued in compliance with applicable law and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other person. Upon the transfer of the Securities owned by such Seller to the Purchaser on the Closing Date in accordance with this Agreement, the Purchaser will receive good and valid title to such Securities, free and clear of any and all Encumbrances.

3.1.3       Such Seller has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate or other action on the part of such Seller necessary for (i) authorizing the execution and delivery of, and the performance by it of all its obligations under this Agreement and (ii) the performance by such Seller of its obligations hereunder and thereunder, including the transfer of the Securities it owns, has been taken or will be taken prior to the Closing.

3.1.4       This Agreement has been duly executed and delivered by such Seller and is a valid and binding obligation of such Seller enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.1.5       The execution, delivery and performance of this Agreement and the consummation by such Seller of the transactions contemplated hereby do not and will not (i) result in a violation of such Seller’s charter documents, bylaws, operating agreements, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Seller is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Seller or its properties (except, in the case of (ii), for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of such Seller to consummate the transactions contemplated by this Agreement).

3.1.6       No consent, permit, approval, order, authorization, registration, qualification, designation, declaration or filing by or with any governmental authority or any third party is required to be obtained or made by such Seller in connection with the execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereunder, except for (i) the filing of an amended Schedule 13D by each of the Seller with the Securities and Exchange Commission of the United States (the “SEC”), or (ii) as otherwise explicitly provided in this Agreement.

3.2          Representations and Warranties of the Purchaser and the Chairman. Each of the Purchaser and the Chairman hereby jointly and severally represents and warrants to each Seller as follows:

3.2.1       The Purchaser is wholly owned by the Chairman and will remain wholly owned by the Chairman upon consummation of the transactions contemplated hereby.

3.2.2       The Purchaser has been duly organized and is validly existing as a company in good standing in its jurisdiction of organization.

3.2.3       Each of the Purchaser and the Chairman has the full right, power and authority to enter into and perform its obligations under this Agreement. All corporate or other action on the part of the Purchaser and the Chairman necessary for authorizing the execution and delivery of, and the performance by it/him of all its or his obligations under this Agreement has been taken or will be taken prior to the Closing.

3.2.4       This Agreement has been duly executed and delivered by each of the Purchaser and the Chairman and is a valid and binding obligation of each of the Purchaser and the Chairman enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2.5       The execution, delivery and performance of this Agreement and the consummation by each of the Purchaser and the Chairman of the transactions contemplated hereby do not and will not (i) result in a violation of the Purchaser’s charter documents, bylaws, operating agreements, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Purchaser or the Chairman is a party or by which its or his properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or the Chairman, as the case may be, or their respective properties (except, in the case of (ii), for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of the Purchaser or the Chairman, as the case may be, to consummate the transactions contemplated by this Agreement).

3.2.6       No consent, permit, approval, order, authorization, registration, qualification, designation, declaration or filing by or with any governmental authority or any third party is required to be obtained or made by the Purchaser or the Chairman, as the case may be, in connection with the execution, delivery and performance by each of the Purchaser and the Chairman of this Agreement and the consummation by each of the Purchaser and the Chairman of the transactions contemplated hereunder, except for (i) the filing of an amended Schedule 13D by each of the Purchaser and the Chairman with the SEC, or (ii) as otherwise explicitly provided in this Agreement.

3.2.7       At the time of entering into this Agreement, each of the Purchaser and the Chairman does not possess any Material Information and is in compliance with the Policies including, if necessary, obtaining the Trading Waiver. The execution, delivery and performance by each of the Purchaser and the Chairman of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in a violation by the Purchaser or the Chairman of the Policies or any securities laws, if applicable.

3.2.8       Each of the Purchaser and the Chairman hereby acknowledges and understands that (i) each Seller might be deemed an “affiliate” of the Company under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Securities to be purchased under this Agreement have not been registered under the Securities Act or with any securities regulatory authority in any state of the United States or other jurisdiction, and are “restricted securities” as defined in, or otherwise subject to the relevant restrictions under, Rule 144 promulgated under the Securities Act; (iii) the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act; (iv) the Securities to be received under this Agreement are being sold in reliance upon one or more exemptions from the registration requirements of the Securities Act; and (v) each Seller’s reliance on such exemptions is based in part upon the representations made by the Purchaser in this Agreement.

3.2.9       The Purchaser will have sufficient funds from lawful sources to pay the Purchase Price in full at the Closing.

4.                 Conditions to the Purchaser’s Obligations at the Closing.

The obligation of the Purchaser to purchase the Securities at the Closing is subject to the fulfillment and satisfaction on or prior to the Closing, of the following conditions unless waived by the Purchaser:

4.1          Representations and Warranties True and Correct. The representations and warranties made by each Seller herein shall be true, correct and complete as of the date hereof, and shall be true, correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.

4.2          Performance of Obligations. Each Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3          Approvals, Consents, Waivers and Registrations. Each Seller shall have obtained or completed any and all approvals, consents, waivers and/or registrations that are required to be obtained or completed by such Seller for consummation of the transactions contemplated by this Agreement.

4.4          No Laws and Injunctions. On the Closing Date, there shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

4.5          Restriction Waiver. The Restriction Waiver shall have been granted on or before the date of this Agreement and remain in effect at the Closing.

5.                 Conditions to Each Seller’s Obligations at the Closing.

The obligation of each Seller to sell the Securities at the Closing is subject to the fulfillment and satisfaction on or prior to the Closing, of the following conditions unless waived by such Seller:

5.1          Representations and Warranties True and Correct. The representations and warranties made by each of the Purchaser and the Chairman herein shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the Closing Date with the same force and effect as if they had been made on and as of such date.

5.2          Performance of Obligations. Each of the Purchaser and Chairman shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it or him on or before the Closing.

5.3          Approvals, Consents, Waivers and Registrations. Each of the Purchaser and the Chairman shall have obtained any and all approvals, consents, waivers and/or registrations that are required to be obtained or completed by the Purchaser or the Chairman, as the case may be, for consummation of the transactions contemplated by this Agreement.

5.4          No Laws and Injunctions. On the Closing Date, there shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

5.5          Restriction Waiver. The Restriction Waiver shall have been granted on or before the date of this Agreement and remain in effect at the Closing.

6.                 Covenants

6.1          Additional Actions. Each Seller and the Purchaser shall cooperate and take such additional actions as may be reasonably necessary for the legal and valid transfer of the Securities by each Seller to the Purchaser.

6.2          Public Disclosure. Except as required by applicable law or any relevant securities exchange, regulatory authority or governmental agency, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, each Party may include disclosures relating to this Agreement and the transactions contemplated herein in its filings with the SEC, or as otherwise required by the SEC, NASDAQ, any other regulatory authority or governmental agency or any applicable law, without seeking approval from, or consulting with, any other Party hereto; provided that the disclosing Party will provide each of the other Parties with written notice of any such disclosures made prior to or after the Closing, except to the extent that any such disclosures are substantially similar to the information contained in previous public disclosures made by such disclosing Party.

6.3          Appointment of Designee to the Board. To the extent permitted by applicable law and applicable stock exchange regulation, each of the Purchaser and the Chairman shall continue to use their best efforts to (i) support the election of an individual designated by Orrick Investments Limited (“Orrick”), which is controlled by Fosun and is an affiliate of the Sellers (the “Orrick Designee”) to the Board at any such board meeting of the Company scheduled for the election or reelection of directors of the Board, (ii) cause any outstanding voting securities held by them or their affiliates to be voted in favor of the election or reelection of the Orrick Designee to the Board and (iii) cause any such Orrick Designee to be appointed to one or more committees of the Board and the Company as the Chairman and Fosun may deem appropriate. The provisions of this Section 6.3 shall terminate if Fosun directly or indirectly beneficially owns less than 5% of the total issued and outstanding Ordinary Shares on a fully-diluted basis.

6.4          Consent to Purchaser Financing Transactions. Each Seller hereby agrees and consents to the Purchaser Financing Transactions and waives the Restriction, provided that (i) no Securities (nor any interests therein) shall be pledged as collateral or otherwise encumbered in relation to the Purchaser Financing Transactions before the Purchaser and each of the Sellers have fully complied with their respective obligations under Sections 2.1 to 2.2 hereof and the sale and purchase of all of the Securities as contemplated hereby have been completed, and (ii) immediately following the consummation of the Purchaser Financing Transactions and for as long as any Pledged Securities remain pledged as collateral in relation to the Purchaser Financing Transactions, the Chairman shall, at all times, maintain, directly or indirectly, the power to direct the management and policies of the Company (whether through the ownership of voting securities, by contract or otherwise).

7.             Survival

7.1          Survival. The respective representations and warranties made by each of the Sellers, the Purchaser and the Chairman in this Agreement, and all covenants and obligations of each of the Parties contained in this Agreement shall survive the Closing.

7.2          Indemnity.

7.2.1       Each Seller hereby agrees to severally, and not jointly, indemnify and hold harmless the Purchaser and the Chairman and their respective affiliates and their respective and their affiliates’ respective officers, directors, employees, agents, representatives and attorneys (the “Seller Indemnified Persons”, each a “Seller Indemnified Person”) against any and all damages, losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each such indemnified person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such indemnified person or whether incurred by such indemnified person in any action or proceeding between the indemnifying person and such indemnified person or between such indemnified person and any third party) (collectively, “Losses”) incurred or suffered by each Seller Indemnified Person, insofar as such Losses arise out of or are based upon any breach by such Seller of any representation and warranty made by such Seller contained in this Agreement or any breach or non-fulfillment of any covenant or obligation to be performed by such Seller under this Agreement.

7.2.2       Each of the Purchaser and the Chairman hereby agrees to jointly and severally, indemnify and hold harmless the Sellers and their respective affiliates and their respective and their affiliates’ respective officers, directors, employees, agents, representatives and attorneys (the “Purchaser and Chairman Indemnified Persons”, and each a “Purchaser and Chairman Indemnified Person”) against any and all Losses incurred or suffered by each Purchaser and Chairman Indemnified Person, insofar as such Losses arise out of or are based upon any breach by the Purchaser or the Chairman, as the case may be, of any representation and warranty made by the Purchaser or the Chairman, as the case may be, or contained in this Agreement or any breach or non-fulfillment of any covenant or obligation to be performed by the Purchaser or the Chairman, as the case may be, under this Agreement.

7.2.3       Notwithstanding anything contained herein to the contrary, (a) the maximum aggregate amount of Losses that may be recovered from each Seller for indemnification under this Agreement shall not exceed an amount equal to 100% of the portion of the total Purchase Price received by it, and (b) the maximum aggregate amount of Losses that may be recovered from the Purchaser and the Chairman for indemnification under this Agreement shall not exceed 100% of the total Purchase Price.

7.2.4       Notwithstanding anything contained herein to the contrary, in no event shall any Party be liable to any other Party, any Seller Indemnified Person or any Purchaser and Chairman Indemnified Person, as the case may be, for indemnification under this Agreement for any punitive damages (including charges, fines or assessments imposed by any governmental authorities or regulatory bodies) or any Losses unless and to the extent such Losses are reasonably foreseeable at the date of this Agreement or at the time of the relevant breach or non-fulfillment.

7.2.5       The Parties acknowledge and agree that the indemnification pursuant to the provisions of this Section 7 shall be the sole and exclusive remedies of the Purchaser and Chairman Indemnified Persons and the Seller Indemnified Persons for any breach by any Party of the representations and warranties made by such Party contained in this Agreement and for any failure by any Party to perform any covenant or obligation to be performed by such Party under this Agreement.

8.                 Miscellaneous.

8.1          Governing Law. This Agreement shall be governed in all respects by the laws of New York.

8.2          Arbitration.

8.2.1       Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties. The arbitration shall be conducted in the English language.

8.2.2       The arbitration shall be conducted by three arbitrators. The Party (or the Parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other Party (or the other Parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the HKIAC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within 30 days after the HKIAC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the Parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the HKIAC shall appoint the third arbitrator and shall promptly notify the Parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

8.2.3       The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

8.2.4       The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable law or the rules of any applicable security exchange.

8.2.5       The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

8.2.6       Notwithstanding this Section 8.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.

8.3          Amendments. No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all parties hereto.

8.4          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter contained herein. This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such subject matter.

8.5          Amendment; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the Parties hereto at any time prior to the Closing with respect to any of the terms contained herein. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Any Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

8.6          Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

8.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or PDF copy of signatures shall be deemed to be original and shall be as effective as the original signatures.

8.8          Further Assurances. Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other Parties, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

8.9          Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Party incurring such expenses. Any attorney’s, accountant’s, financial advisory’s, broker’s or finder’s fees shall be paid by the Party contracting for the same.

8.10        Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by registered or certified mail or courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

If to the Purchaser and the Chairman, to them at:

Skillgreat Limited

Dong Yu

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road,

Chaoyang District

Beijing 100025, People’s Republic of China

Attention: Dong Yu

Telephone: +86-10-5631-0700

Facsimile: +86-10-5631-0828

If to PeakRe, to it at:

Peak Reinsurance Company Limited

Room 2107-11, ICBC Tower,

3 Garden Road, Central,

Hong Kong

Attention: Franz Josef Hahn, Chief Executive Officer

Desmond Yu, Chief Investment Officer

Hao Meng, Deputy Chief Investment Officer

Anna Wong, Head of Legal

Telephone +852-35096533

Facsimile:+852-35096668

If to Fidelidade, to it at:

Largo do Calhariz, no. 30,

1249-001, Lisbon,

Portugal

Attention: Isabel Lage

Telephone: +351 213254245

Facsimile: +351 213247495

or to such other person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

8.11        Assignability. This Agreement shall not be assigned by any Party without the prior written consent of each of the other Parties.

8.12        No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and the Seller Indemnified Persons and the Purchaser and Chairman Indemnified Persons (who shall be third party beneficiaries of the indemnification provisions contained in Section 7.2 herein) and Orrick and Fosun

(who shall be third party beneficiaries of the director appointment provisions contained in Section 6.3 herein and the management continuity provisions contained in Section 6.4(ii) herein) hereunder, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.13        Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated (i) by any of the Parties by means of a notification to the other Parties, if the Closing shall not have been consummated on or before the Long Stop Date, unless otherwise agreed by the Parties in writing; (ii) at any time prior to the Closing Date, by the mutual written consent of the Parties; (iii) at any time prior to the Closing Date, by either the Purchaser or the Chairman, in the event of any material breach of any representation, warranty, covenant or agreement of any Seller contained herein and the failure of such Seller to cure such breach within one (1) day after receipt of notice from either the Purchaser or the Chairman requesting such breach to be cured; or (iv) at any time prior to the Closing Date, by any Seller, in the event of any material breach of any representation, warranty, covenant or agreement of either the Purchaser or the Chairman, as the case may be, contained herein and the failure of the Purchaser or the Chairman, as the case may be, to cure such breach within one (1) day after receipt of notice from such Seller requesting such breach to be cured; provided, however that any right to terminate this Agreement pursuant to clause (iii) or (iv) of this Section 8.13 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred on or before such date.

In the event of termination of this Agreement as provided in this Section 8.13, this Agreement shall forthwith become null and void and there shall be no liability on any Party except for Section 7.2 and Section 8, each of which shall survive termination, provided however, nothing herein shall relieve any Party from liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

[THE REMINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Schedule I

	ADRs	Ordinary Shares	Purchase Price
Seller A (PeakRe)	663,201	—	US$	9,085,853.7
Seller B (Fidelidade)	39,116	4,165,926	US$	114,682,261.6
Total	702,317	4,165,926	US$	123,768,115.3

Schedule II

Form of Instrument of Transfer

FOR VALUE RECEIVED, [Name of Seller], a company duly incorporated and existing under the laws of [Portugal] [Hong Kong] (“Transferor”), HEREBY IRREVOCABLY SELLS, ASSIGNS AND TRANSFERS to Skillgreat Limited, a company duly incorporated and existing under the laws of the British Virgin Islands (“Transferee”), [ ] ordinary shares (the “Shares”), par value US$0.0005 per share, of Bona Film Group Limited (NASDAQ: BONA), an exempted company duly incorporated and existing under the laws of the Cayman Islands (the “Company”), and Transferee hereby accepts the transfer of the Shares and consents to the inclusion of the name of Transferee in the register of members of the Company in respect of the Shares.

Dated:                                , 2015

[Name of Seller]

By:
Name:
Title:

[Name of Purchaser]

By:
Name:
Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Skillgreat Limited

By:	/s/ Dong Yu
Name:	Dong Yu
Title:	Authorized Signatory

Dong Yu

By:	/s/ Dong Yu

Peak Reinsurance Company Limited

By:	/s/ Franz Hahn
Name:	Franz Hahn
Title:	Chief Executive Officer

Fidelidade-Companhia de Seguros, S.A.

By:	/s/ William Mak
Name:	William Mak
Title:	Director

By:	/s/ Rogério Henriques
Name:	Rogério Henriques
Title:	Director

[Signature Page to the Securities Purchase Agreement]

APPENDIX A

October [•], 2015

Fosun International Limited

Room 808, ICBC Tower,

3 Garden Road, Central,

Hong Kong

Attn: Ms. Jingyan Huang

Orrick Investments Limited

c/o Room 808, ICBC Tower,

3 Garden Road, Central,

Hong Kong

Attn: Ms. Jingyan Huang

Dong Yu

Skillgreat Limited

11/F, Guan Hu Garden 3

105 Yao Jia Yuan Road, Chaoyang District

Beijing 100025, China

Re: Consortium Agreement/Consent and Waiver

Ladies and Gentlemen:

Reference is made to the Consortium Agreement, dated June 12, 2015 (the “Consortium Agreement”), by and among Dong Yu (the “Chairman”) and Skillgreat Limited (a British Virgin Islands Company controlled by the Chairman (“Skillgreat”), and together with the Chairman, the “Chairman Parties”); Fosun International Limited (a Hong Kong company, “Fosun International”) and its affiliates Orrick Investments Limited (a British Virgin Islands company, “Orrick”), Peak Reinsurance Company Limited (a Hong Kong company, “PeakRe”) and Fidelidade-Companhia de Seguros, S.A. (a Portugal company, “Fidelidade”) (collectively, “Fosun Entities”); and Sequoia Capital China I, L.P. (an exempted limited partnership registered in the Cayman Islands), Sequoia Capital China Partners Fund I, L.P. (an exempted limited partnership registered in the Cayman Islands) and Sequoia Capital China Principals Fund I, L.P. (an exempted limited partnership registered in the Cayman Islands) (collectively, “Sequoia Entities”). The Consortium Agreement was entered into for the purpose to undertake an acquisition transaction (the “Transaction”) with respect to Bona Film Group Limited (“Bona Film”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Consortium Agreement.

We understand that it is proposed that PeakRe and Fidelidade will transfer all the ordinary shares of Bona Film and American depositary shares (“ADSs”) (each two of which represent one ordinary share of Bona Film) held by them (namely, (i) 663,201 ADSs held by PeakRe and (ii) 4,165,926 ordinary shares of Bona Film and 39,116 ADSs held by Fidelidade (collectively, the “Securities”)) to Skillgreat (the “Bona Share Transfer”) pursuant to the terms of a securities purchase agreement (the “Securities Purchase Agreement”).

For valuable consideration (including inducing your further cooperation in implementing the Transaction), the sufficiency of which is acknowledged and agreed herein, each party to this letter agreement hereby irrevocably agrees and consents to the Bona Share Transfer and the pledge or encumbrance of, and the grant of any liens on, all or part of the Securities and certain other ordinary shares of Bona Film, and/or ADSs owned by the Chairman Parties (the “Pledged Securities”) or any interest therein (collectively, “Financing Transactions”), by the Chairman Parties for the purpose of financing the Bona Share Transfer; and further irrevocably waive any condition or restriction contained in the Consortium Agreement that may be applicable to the Bona Share Transfer or the Financing Transactions, including without limitation Section 4.1(b) thereof, provided that (i) no Securities (nor any interests therein) shall be pledged as collateral or otherwise encumbered in relation to the Financing Transactions before the Purchaser and each of the Sellers have fully complied with their respective obligations under Sections 2.1 to 2.2 of the Securities Purchase Agreement and the sale and purchase of all of the Securities as contemplated by the Securities Purchase Agreement have been completed; and (ii) immediately following the consummation of the Financing Transactions and for as long as any Pledged Securities remain pledged as collateral under the Financing Transactions, the Chairman shall, at all times, maintain, directly or indirectly, the power to direct the management and policies of Bona Film (whether through the ownership of voting securities, by contract or otherwise).

The consent and waiver contained in the immediately preceding paragraph is only granted with respect to the matters specifically consented to and waived therein, and shall not operate or be construed as a further or continuing waiver of any provision of, or as a waiver of any breach of, the Consortium Agreement.  Except to the extent compliance with the Consortium Agreement is waived pursuant to the immediately preceding paragraph, the Consortium Agreement and all provisions therein remain in full force and effect and shall not be deemed to be assigned, amended, modified or supplemented in any way.

This letter agreement, together with a side letter dated as of the date hereof, by and among the parties hereto, constitute the entire agreement between the parties hereto with respect to the subject matter contained herein and therein, and supersede all prior agreements, understandings, negotiations and representations between the parties hereto with respect to such subject matter.

The parties to this letter agreement do not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except that PeakRe and Fidelidade are hereby designated as third party beneficiaries of this letter agreement having the right to enforce this letter agreement.

This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile or PDF copy of signatures shall be deemed to be original and shall be as effective as the original signatures.

This consent and waiver letter shall be governed by and construed in accordance with the internal laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

SEQUOIA ENTITIES:

Sequoia Capital China I, L.P.
Sequoia Capital China Partners Fund I, L.P.
Sequoia Capital China Principals Fund I, L.P.

By:
Name:
Title:

Agreed to and accepted by:

Fosun International Limited

By:
Name:	Jingyan Huang
Title:	Authorized Signatory

Orrick Investments Limited

By:
Name:	Jingyan Huang
Title:	Authorized Singatory

CHAIRMAN ENTITIES

Dong Yu

Skillgreat Limited

By:
Name:	Dong Yu
Title:	Authorized Signatory

[Consortium Agreement/Consent and Waiver Signature Page]